UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934
                               (Amendment No.30)*

                             Riviera Holdings Corp.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    769627100
            --------------------------------------------------------
                                 (CUSIP Number)

                               Jeffrey A. Legault
                       Cadwalader, Wickersham & Taft LLP
                           One World Financial Center
                            New York, New York 10281
                                 (212) 504-6721
--------------------------------------------------------------------------------
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)

                                December 8, 2008
            --------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

      If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), Rule 13d-1(f) or Rule 13d-1(g), check the following box |_|.

      Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

      * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 769627100

1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

        Flag Luxury Riv, LLC

--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)|_|
                                                              (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        AF

--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                             |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

                                992,069
                        --------------------------------------------------------
     NUMBER OF          8       SHARED VOTING POWER
     SHARES
     BENEFICIALLY               0
     OWNED BY           --------------------------------------------------------
     EACH               9       SOLE DISPOSITIVE POWER
     REPORTING
     PERSON                     992,069
                        --------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          992,069

--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                 |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          7.94%

--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          OO

--------------------------------------------------------------------------------

CUSIP NO. 769627100

1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

        RH1, LLC

--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)|_|
                                                              (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        WC

--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                             |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Nevada

--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

                                256,536
                        --------------------------------------------------------
     NUMBER OF          8       SHARED VOTING POWER
     SHARES
     BENEFICIALLY               0
     OWNED BY           --------------------------------------------------------
     EACH               9       SOLE DISPOSITIVE POWER
     REPORTING
     PERSON                     256,536
                        --------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          256,536

--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                 |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          2.05%

--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          OO

--------------------------------------------------------------------------------

CUSIP NO. 769627100


1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

        FX Luxury Realty, LLC

--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)|_|
                                                              (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        WC

--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                             |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

                                0
                        --------------------------------------------------------
     NUMBER OF          8       SHARED VOTING POWER
     SHARES
     BENEFICIALLY               1,248,605
     OWNED BY           --------------------------------------------------------
     EACH               9       SOLE DISPOSITIVE POWER
     REPORTING
     PERSON                     0
                        --------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                1,248,605
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,248,605

--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                 |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          9.99%

--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          OO

--------------------------------------------------------------------------------

CUSIP NO. 769627100


1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

        FX Real Estate and Entertainment Inc.

--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)|_|
                                                              (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        WC

--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                             |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

                                0
                        --------------------------------------------------------
     NUMBER OF          8       SHARED VOTING POWER
     SHARES
     BENEFICIALLY               1,248,605
     OWNED BY           --------------------------------------------------------
     EACH               9       SOLE DISPOSITIVE POWER
     REPORTING
     PERSON                     0
                        --------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                1,248,605
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,248,605

--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                 |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          9.99%

--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          CO

--------------------------------------------------------------------------------

CUSIP NO. 769627100


1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

        Robert F.X. Sillerman

--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)|_|
                                                              (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        OO

--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                             |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

                                0
                        --------------------------------------------------------
     NUMBER OF          8       SHARED VOTING POWER
     SHARES
     BENEFICIALLY               1,248,605
     OWNED BY           --------------------------------------------------------
     EACH               9       SOLE DISPOSITIVE POWER
     REPORTING
     PERSON                     0
                        --------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                1,248,605
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,248,605

--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                 |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          9.99%

--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          IN

--------------------------------------------------------------------------------

CUSIP NO. 769627100


1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

        Paul C. Kanavos

--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)|_|
                                                              (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        OO

--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                             |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

                                0
                        --------------------------------------------------------
     NUMBER OF          8       SHARED VOTING POWER
     SHARES
     BENEFICIALLY               1,248,605
     OWNED BY           --------------------------------------------------------
     EACH               9       SOLE DISPOSITIVE POWER
     REPORTING
     PERSON                     0
                        --------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                1,248,605
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,248,605

--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                 |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          9.99%

--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          IN

--------------------------------------------------------------------------------

CUSIP NO. 769627100


1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

        Brett Torino

--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)|_|
                                                              (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        WC

--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                             |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

                                0
                        --------------------------------------------------------
     NUMBER OF          8       SHARED VOTING POWER
     SHARES
     BENEFICIALLY               1,248,605
     OWNED BY           --------------------------------------------------------
     EACH               9       SOLE DISPOSITIVE POWER
     REPORTING
     PERSON                     0
                        --------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                1,248,605
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,248,605

--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                 |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          9.99%

--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          IN

--------------------------------------------------------------------------------

CUSIP NO. 769627100


1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

        Barry A. Shier

--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)|_|
                                                              (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        OO

--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                             |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

                                0
                        --------------------------------------------------------
     NUMBER OF          8       SHARED VOTING POWER
     SHARES
     BENEFICIALLY               1,248,605
     OWNED BY           --------------------------------------------------------
     EACH               9       SOLE DISPOSITIVE POWER
     REPORTING
     PERSON                     0
                        --------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                1,248,605
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,248,605

--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                 |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          9.99%

--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          IN

--------------------------------------------------------------------------------

CUSIP NO. 769627100


1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

        Thomas P. Benson

--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)|_|
                                                              (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        OO

--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                             |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

                                0
                        --------------------------------------------------------
     NUMBER OF          8       SHARED VOTING POWER
     SHARES
     BENEFICIALLY               1,248,605
     OWNED BY           --------------------------------------------------------
     EACH               9       SOLE DISPOSITIVE POWER
     REPORTING
     PERSON                     0
                        --------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                1,248,605
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,248,605

--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                 |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          9.99%

--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          IN

--------------------------------------------------------------------------------

CUSIP NO. 769627100


1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

        Mitchell J. Nelson

--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)|_|
                                                              (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        OO

--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                             |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

                                0
                        --------------------------------------------------------
     NUMBER OF          8       SHARED VOTING POWER
     SHARES
     BENEFICIALLY               1,248,605
     OWNED BY           --------------------------------------------------------
     EACH               9       SOLE DISPOSITIVE POWER
     REPORTING
     PERSON                     0
                        --------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                1,248,605
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,248,605

--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                 |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          9.99%

--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          IN

--------------------------------------------------------------------------------

CUSIP NO. 769627100


1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

        David M. Ledy

--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)|_|
                                                              (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        OO

--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                             |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

                                0
                        --------------------------------------------------------
     NUMBER OF          8       SHARED VOTING POWER
     SHARES
     BENEFICIALLY               1,248,605
     OWNED BY           --------------------------------------------------------
     EACH               9       SOLE DISPOSITIVE POWER
     REPORTING
     PERSON                     0
                        --------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                1,248,605
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,248,605

--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                 |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          9.99%

--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          IN

--------------------------------------------------------------------------------

CUSIP NO. 769627100


1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

        Harvey Silverman

--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)|_|
                                                              (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        OO

--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                             |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

                                0
                        --------------------------------------------------------
     NUMBER OF          8       SHARED VOTING POWER
     SHARES
     BENEFICIALLY               1,248,605
     OWNED BY           --------------------------------------------------------
     EACH               9       SOLE DISPOSITIVE POWER
     REPORTING
     PERSON                     0
                        --------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                1,248,605
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,248,605

--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                 |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          9.99%

--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          IN

--------------------------------------------------------------------------------

CUSIP NO. 769627100


1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

        Bryan E. Bloom

--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)|_|
                                                              (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        OO

--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                             |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

                                0
                        --------------------------------------------------------
     NUMBER OF          8       SHARED VOTING POWER
     SHARES
     BENEFICIALLY               1,248,605
     OWNED BY           --------------------------------------------------------
     EACH               9       SOLE DISPOSITIVE POWER
     REPORTING
     PERSON                     0
                        --------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                1,248,605
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,248,605

--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                 |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          9.99%

--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          IN

--------------------------------------------------------------------------------

CUSIP NO. 769627100


1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

        Michael J. Meyer

--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)|_|
                                                              (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        OO

--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                             |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

                                0
                        --------------------------------------------------------
     NUMBER OF          8       SHARED VOTING POWER
     SHARES
     BENEFICIALLY               1,248,605
     OWNED BY           --------------------------------------------------------
     EACH               9       SOLE DISPOSITIVE POWER
     REPORTING
     PERSON                     0
                        --------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                1,248,605
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,248,605

--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                 |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          9.99%

--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          IN

--------------------------------------------------------------------------------

            This Amendment No. 30 amends and supplements the statement on
Schedule 13D (the "Statement") originally filed with the Securities and Exchange Commission on December 28, 2005, and amended by Amendment No. 1 on March 3, 2006; Amendment No. 2 on March 23, 2006; Amendment No. 3 on April 7, 2006; Amendment No. 4 on May 18, 2006; Amendment No. 5 on August 2, 2006; Amendment No. 6 on August 4, 2006; Amendment No. 7 on March 12, 2007; Amendment No. 8 on March 23, 2007; Amendment No. 9 on March 26, 2007; Amendment No. 10 on March 30, 2007; Amendment No. 11 on April 17, 2007; Amendment No. 12 on April 27, 2007; Amendment No. 13 on May 4, 2007; Amendment No. 14 on May 15, 2007; Amendment No. 15 on May 16, 2007; Amendment No. 16 on May 30, 2007; Amendment No. 17 on June 1, 2007; Amendment No. 18 on June 5, 2007; Amendment No. 19 on June 11, 2007; Amendment No. 20 on June 20, 2007; Amendment No. 21 on July 19, 2007; Amendment No. 22 on August 13, 2007; Amendment No. 23 on August 16, 2007; Amendment No. 24 on August 23, 2007; Amendment No. 25 on September 18, 2007; Amendment No. 26 on September 25, 2007; Amendment No. 27 on October 3, 2007; Amendment No. 28 on January 11, 2008; and Amendment No. 29 on October 15, 2008 by Flag Luxury Riv, LLC, RH1, LLC, FX Luxury Realty, LLC, FX Real Estate and Entertainment Inc., Robert F.X. Sillerman, Paul C. Kanavos, Brett Torino, Barry A. Shier, Thomas P. Benson, Mitchell J. Nelson, David M. Ledy, Harvey Silverman, Bryan E. Bloom, and Michael J. Meyer (the "Reporting Persons") with respect to the common stock, par value $0.001 per share (the "Common Stock"), of Riviera Holdings Corporation, a Nevada corporation (the "Company"). Rivacq LLC, SOF U.S. Hotel Co-Invest Holdings, L.L.C., SOF-VII US Hotel Holdings, L.L.C., I-1/I-2 U.S. Holdings, L.L.C., Starwood Global Opportunity Fund VII-A, L.P., Starwood Global Opportunity Fund VII-B, L.P., Starwood U.S. Opportunity Fund VII-D, L.P., Starwood U.S. Opportunity Fund VII-D-2, L.P., Starwood Capital Hospitality Fund I-1, L.P., Starwood Capital Hospitality Fund I-2, L.P., SOF-VII Management, L.L.C., SCG Hotel Management, L.L.C., Starwood Capital Group Global, LLC and Barry S. Sternlicht are no longer filing this Statement jointly with the Reporting Persons, as more fully discussed in Item 4 herein. Unless otherwise indicated, each capitalized term used but not defined herein shall have the meaning assigned to such term in the Statement. From and after the date hereof, all references in the Statement to the Statement or terms of similar import shall be deemed to refer to the Statement as amended and supplemented hereby.

            The Reporting Persons have entered into a Twelfth Amended and Restated Joint Filing Agreement, dated December 10, 2008, a copy of which is filed herewith as Exhibit 10.42 to the Statement, and which is incorporated herein by reference. Neither the fact of this filing nor anything contained herein shall be deemed an admission by the Reporting Persons that they constitute a "group" as such term is used in Section 13(d)(1)(k) of the rules and regulations under the Securities Exchange Act of 1934, as amended.

ITEM 1. SECURITY AND ISSUER

            Response unchanged.

ITEM 2. IDENTITY AND BACKGROUND

            Item 2 is hereby supplemented as follows:

            As discussed more fully in Item 4 herein, Rivacq, SOF Co-Invest, SOF VII, Hotel Fund, the Opportunity Funds, the Hospitality Funds, SOF VII Management, Hotel Management, SCGG, and Barry S. Sternlicht (collectively, the "Starwood Parties") are no longer filing this statement jointly with the Reporting Persons. Accordingly, all information previously supplied pertaining to the Starwood Parties is no longer applicable to this Statement.

ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

            Item 3 is hereby supplemented as follows:

            As discussed more fully in Item 4 herein, the Starwood Parties are no longer filing this statement jointly with the Reporting Persons. Accordingly, all information previously supplied pertaining to the Starwood Parties is no longer applicable to this Statement.

ITEM 4. PURPOSE OF TRANSACTION

            Item 4 is hereby supplemented as follows:

            On December 8, 2008, FLR, RH1 and Rivacq entered into a Termination Agreement (the "Termination Agreement"), pursuant to which the parties agreed to
(i) terminate the Amended and Restated Joint Bidding Agreement and (ii) dissolve Parent and Merger Sub. As a result, the Reporting Persons now intend to be passive investors in the Company. The Reporting Persons no longer hold their shares of Common Stock with the purpose or effect of changing or influencing control of the Company or in connection with or as a participant in any transaction having such purpose or effect. After termination of the Amended and Restated Joint Bidding Agreement, the Starwood Parties are no longer filing this Statement jointly with the Reporting Persons.

            The foregoing and subsequent references to, and descriptions of, the Termination Agreement are qualified in their entirety by reference to the Termination Agreement, the terms of which are incorporated herein by reference to Exhibit 10.43.

ITEM 5. INTEREST IN SECURITIES OF THE COMPANY

            Item 5 is hereby supplemented as follows:

            As discussed more fully in Item 4 herein, the Starwood Parties are no longer filing this statement jointly with the Reporting Persons. Accordingly, all information previously supplied pertaining to the Starwood Parties is no longer applicable to this Statement.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS, OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE COMPANY.

            On December 10, 2008, Flag Luxury Riv, LLC, RH1, LLC, FX Luxury Realty, LLC, FX Real Estate and Entertainment Inc., Robert F.X. Sillerman, Paul
C. Kanavos, Brett Torino, Barry A. Shier, Thomas P. Benson, Mitchell J. Nelson, David M. Ledy, Harvey Silverman, Bryan E. Bloom, and Michael J. Meyer entered into the Twelfth Amended and Restated Joint Filing Agreement. A copy of the Twelfth Amended and Restated Joint Filing Agreement is filed herewith as Exhibit
10.42 and is incorporated by reference thereto.

            On December 8, 2008, Flag Luxury Riv, LLC, Rivacq LLC, and RH1, LLC entered into the Termination Agreement. A copy of the Termination Agreement is filed herewith as Exhibit 10.43 and is incorporated by reference thereto.

ITEM 7. MATERIAL TO BE FILED AS EXHIBITS.

            Item 7 is hereby supplemented as follows:

            10.42 Twelfth Amended and Restated Joint Filing Agreement, dated
                  December 10, 2008 by and among Flag Luxury Riv, LLC; RH1, LLC, FX Luxury Realty, LLC; FX Real Estate and Entertainment Inc.; Robert F.X. Sillerman; Paul C. Kanavos; Brett Torino; Barry A. Shier; Thomas P. Benson; Mitchell J. Nelson; David Ledy; Harvey Silverman; Bryan E. Bloom; and Michael J. Meyer.

            10.43 Termination Agreement, dated December 8, 2008, between Flag
                  Luxury Riv, LLC, Rivacq LLC, and RH1, LLC.

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                  Flag Luxury Riv, LLC

                                  By: FX Luxury Realty, LLC
                                      ------------------------------------------
                                      Its sole member

                                      By: FX Real Estate and Entertainment, Inc.
                                          --------------------------------------
                                          Its Managing Member

                                          By: /s/ Paul Kanavos
                                          --------------------------------------
                                          Name: Paul Kanavos
                                          Title: President


                                  RH1, LLC

                                  By: FX Luxury Realty, LLC
                                      ------------------------------------------
                                      Its sole member

                                      By: FX Real Estate and Entertainment, Inc.
                                          --------------------------------------
                                          Its Managing Member

                                          By: /s/ Paul Kanavos
                                              ----------------------------------
                                              Name: Paul Kanavos
                                              Title: President


                                  FX Luxury Realty, LLC

                                  By: FX Real Estate and Entertainment, Inc.
                                      ------------------------------------------
                                      Its Managing Member

                                      By: /s/ Paul Kanavos
                                          --------------------------------------
                                          Name: Paul Kanavos
                                          Title: President

                                  FX Real Estate and Entertainment Inc.

                                  By: /s/ Paul Kanavos
                                      ------------------------------------------
                                  Name: Paul Kanavos
                                        Title: President

                                  Paul Kanavos

                                  /s/ Paul Kanavos
                                  ----------------------------------------------

                                  Robert F.X. Sillerman

                                  /s/ Robert F.X. Sillerman
                                  ----------------------------------------------

                                  Brett Torino

                                  /s/ Brett Torino
                                  ----------------------------------------------

                                  Barry A. Shier

                                  /s/ Barry A. Shier
                                  ----------------------------------------------

                                  Thomas P. Benson

                                  /s/ Thomas P. Benson
                                  ----------------------------------------------

                                  Mitchell J. Nelson

                                  /s/ Mitchell J. Nelson
                                  ----------------------------------------------

                                  David M. Ledy

                                  /s/ David Ledy
                                  ----------------------------------------------

                                  Harvey Silverman

                                  /s/ Harvey Silverman
                                  ----------------------------------------------

                                  Bryan E. Bloom

                                  /s/ Bryan E. Bloom
                                  ----------------------------------------------

                                  Michael J. Meyer

                                  /s/ Michael J. Meyer
                                  ----------------------------------------------

Dated:  December 10, 2008